UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported): June 21, 2005 (June 15, 2005)


                         DOW JONES & COMPANY, INC.
           (Exact name of registrant as specified in its charter)


        Delaware                         1-7564               13-5034940
 (State or other jurisdiction    (Commission File Number)    (I.R.S. Employer
   of incorporation)                                        Identification No.)


      200 Liberty Street, New York, New York                 10281
      (Address of principal executive offices)               (Zip Code)

     Registrant's telephone number, including area code:   (212) 416-2000


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Director Fees
-------------

At a meeting on June 14, 2005, the Corporate Governance Committee recommended and on June 15, 2005, the Board approved an increase in the fees paid to directors equal to $3,750 per quarter in deferred stock units. Effective July 1, 2005, non-employee directors will receive an annual retainer of $115,000 (comprised of a $30,000 cash component and an $85,000 deferred stock equivalent unit component). As a result, for the remaining two quarters of 2005, non-employee directors will be credited with $21,250 instead of $17,500 of stock equivalents per quarter while cash compensation will remain at $7,500 per quarter.

Executive Officer Annual and Long-Term Incentive Compensation
-------------------------------------------------------------

At a meeting on June 15, 2005, the Compensation Committee approved and will recommend to the Board certain changes to the criteria for determining annual and long-term incentive compensation (including for the chief executive officer and the other four executive officers whose compensation must be detailed in the proxy statement ("named executive officers")).

Annual Incentive Compensation
For 2005, a substantial portion of the named executive officers' annual incentive compensation is based on the achievement of pre-established financial objectives and the balance is based on the achievement of strategic goals and, for certain executive officers, individual performance. The Compensation Committee has retained some measure of discretion because it believed that it is difficult to forecast in detail all future developments that will be relevant to an evaluation of executive performance.

Starting in 2006, assuming approval of the Compensation Committee's recommendation by the Board and approval by the Company's stockholders, the annual incentive compensation of the named executive officers will be based on certain yet to be determined objective performance criteria. As the initial step, a bonus pool would be created for the executives who have a reasonable chance of being one of the named executive officers. The funding of the pool would be based on Company performance with respect to one or more pre-established objective measures. The Compensation Committee would retain downward discretion to set the final payout from the pool.

Long-Term Incentive Compensation
In 2005, initial awards of contingent stock rights were made under the Company's long-term incentive plan to the named executive officers for the performance period 2005-2007. When these grants were made, it was expected that the final awards to all those receiving these grants would be based solely on the Company's performance with respect to total shareholder return relative to an established group of newspaper and information services companies. However, the Compensation Committee retained the discretion to adjust awards - up or down - as they deemed fit.

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                                   PAGE 3

The Committee has determined beginning with the 2006-2008 performance period, to forgo the right to exercise any discretion in determining the final awards. As a result, final awards for the 2006-2008 performance period as well as those going forward will be based solely on relative total shareholder return.

Tax Consequences
Federal tax legislation eliminates the deductibility of compensation in excess of $1,000,000 paid to any one of the named executive officers. The law exempts, under Section 162(m), compensation paid under qualifying plans that relate compensation to performance. The changes recommended by the Compensation Committee will permit the Company to deduct, for federal income tax purposes, certain compensation over $1,000,000 paid to certain named executive officers.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

At a board meeting on June 15, 2005, John Engler was appointed to the Audit Committee effective as of such date.

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                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       DOW JONES & COMPANY, INC.





Dated: June 21, 2005                   By: /s/ Robert Perrine
                                          ------------------------------
                                                          Robert Perrine
                                                        Chief Accounting
                                                  Officer and Controller